UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortune Brands Home & Security, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 3, 2015

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of Fortune Brands Home & Security, Inc. on Tuesday, April 28, 2015 at 8:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. The following matters will be considered at the Annual Meeting:

Item 1:	The election of the three director nominees identified in this Proxy Statement for a three-year term expiring at the 2018 Annual Meeting (see pages 4 to 7);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 (see page 44);

Item 3:	An advisory vote on the compensation paid to the Company’s named executive officers (see page 45); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 27, 2015, the record date for the meeting, are entitled to vote at the Annual Meeting. Stockholders who wish to attend the Annual Meeting in person should review the instructions on page 1.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903, or (3) through the Internet at www.proxyvote.com.

This Proxy Statement and accompanying proxy are first being distributed on or about March 10, 2015.

Robert K. Biggart
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held On Tuesday, April 28, 2015.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“Form 10-K”) are available at www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

These materials were provided to you in connection with the solicitation by the Board of Directors (the “Board”) of Fortune Brands Home & Security, Inc. (“Fortune Brands” or the “Company”), of proxies to be voted at our 2015 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will take place on April 28, 2015 at 8:00 a.m. (CDT), at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to distribute proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. The Notice contains instructions on how to access the proxy materials on the Internet, how to request a printed set of proxy materials and how to vote.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at http://ir.fbhs.com. Stockholders are encouraged to elect to receive future proxy materials electronically instead of paper. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. Beneficial owners should check the information provided by their bank or broker regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in a brokerage account or by a bank, you hold your shares in “street name” and are the “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, the bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by using the voting instructions provided to you by your bank or broker.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on February 27, 2015 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 159,220,079 shares of common stock outstanding on February 27, 2015.

Who can attend the meeting?

Only stockholders who owned Fortune Brands’ common stock as of February 27, 2015, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine if you owned common stock on February 27, 2015. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the meeting.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of February 27, 2015 may be used as proof of ownership.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How do I vote?

If you received a Notice in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. Voting instructions are provided on the Notice. If you request a paper copy of the materials, you may vote by mail.

Stockholders who received printed proxy materials in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting of Stockholders. Voting instructions are provided on the proxy card.

Stockholders who elected to receive proxy materials electronically can vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting of Stockholders.

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank’s or broker’s voting process. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank or broker in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the items described below, the Proxy Committee (the persons named in the enclosed proxy card or, if applicable, their substitutes), will have discretion to vote your shares in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the Proxy Committee will vote your shares in accordance with the recommendations of the Board, which are:

•	FOR the election of three Class I directors identified in this Proxy Statement (Item 1);

•	FOR the ratification of the appointment of our independent registered public accounting firm (Item 2); and

•	FOR the advisory approval of the compensation paid to the Company’s named executive officers (Item 3).

If you hold shares beneficially and you have not provided voting instructions, your bank or broker is only permitted to use its discretion and vote your shares on certain routine matters (such as Item 2). If you have not provided voting instructions to your bank or broker on non-routine matters (such as Items 1 and 3), your bank or broker is not permitted to use discretion and vote your shares. Therefore, we urge you to give voting instructions to your bank or broker on all three voting items. Shares that are not permitted to be voted by your bank or broker with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact on any proposal.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How many votes are needed to approve an item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the Securities and Exchange Commission (“SEC”).

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the meeting, and entitled to vote is necessary for the approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

We are mailing a printed copy of the proxy materials to participants in the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Fortune Brands Stock Fund under the Savings Plans. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. If you invest in the Fortune Brands Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instruction to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card. If the Trustee does not receive timely direction with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee received voting instructions.

ITEM  1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board believes that all directors must possess a considerable amount of business management experience (such as experience as a chief executive, chief operating, or chief financial officer) and education. The Board also believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The Board believes that there are certain general requirements which are mandatory for service on the Company’s Board, while there are other skills and experiences that should be represented on the Board as a whole, but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise
•	Consumer products expertise
•	Knowledge of international markets
•	Chief executive officer/chief operating officer/chief financial officer experience
•	Extensive board experience
•	Diversity of background

The process used by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 9 of this Proxy Statement).

Election of Class I Directors

The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class I directors expires at the 2015 Annual Meeting of Stockholders. The Board proposes that the three nominees described below, each of whom is currently serving as a Class I director, be re-elected to Class I for a new term of three years expiring at the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the Proxy Committee will vote for the substitute nominee designated by the Board.

The names of the nominees and the current Class II and Class III directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTOR – CLASS I DIRECTORS – TERM EXPIRING 2018

Ann F. Hackett	President and Founder of Horizon Consulting Group, LLC, a strategic and human resource consulting firm, since 1996. Currently also a director of Capital One Financial Corporation. Formerly a director of Beam Inc.	61	2011

Ms. Hackett founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. She brings this expertise and experience leading change initiatives, talent management and succession planning to the Board. She also has significant international experience as well as extensive board experience.

John G. Morikis	President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer of paint and coating products, since 2006.	51	2011

Mr. Morikis’ experience as a Chief Operating Officer and his 30 years of experience with The Sherwin-Williams Company, a global leader in the paint and coatings industry, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 through May 2010; President and Chief Operating Officer prior thereto. Currently also a director of HNI Corporation and Paylocity Holding Corporation. Formerly a director of LoJack Corporation, Fortune Brands, Inc. and Chiquita Brands International, Inc.	62	2011

Mr. Waters has considerable executive leadership and financial management experience. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS II DIRECTORS – TERM EXPIRING 2016

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a manufacturer of flavor and fragrance products, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and Fiduciary Trust Company International. Formerly a director of Beam Inc.	73	2011

Mr. Goldstein’s background as a lawyer and his 30 year background in the consumer packaged goods industry provides a unique perspective to the Board. In addition to serving as Chief Executive Officer of International Flavors & Fragrances Inc., he held various key executive positions at Unilever. Mr. Goldstein also has extensive board experience.

Christopher J. Klein	Chief Executive Officer of Fortune Brands Home & Security since January 2010; President and Chief Operating Officer from April 2009 to December 2009; Senior Vice President of Fortune Brands, Inc. from February 2009 until April 2009; Senior Vice President – Strategy and Corporate Development of Fortune Brands, Inc. prior thereto.	51	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company and his vast corporate strategy, business development and operational experience provide him with intimate knowledge of our operations and the challenges faced by the Company.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS III DIRECTORS – TERM EXPIRING 2017

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto. Currently also a director of Keurig Green Mountain, Inc. and Woolworths Limited. Formerly a director of Kellogg Company and Beam Inc.	59	2011

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience.

David M. Thomas	Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Investments Board of Trustees. Formerly a director of Fortune Brands, Inc.	65	2011

Mr. Thomas’ experience as a Chief Executive Officer of IMS Health Incorporated and his management experience at premier global technology companies, including IBM, helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies. Mr. Thomas also has extensive board experience.

Norman H. Wesley	Retired since October 2008; Chairman of the Board of Fortune Brands, Inc. from January 2008 through September 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto. Currently also a director of Acuity Brands, Inc. and Keurig Green Mountain, Inc. Formerly a director of ACCO Brands, Inc., Pactiv Corporation and Fortune Brands, Inc.	65	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations. Mr. Wesley also has extensive board experience.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning and review of risks. The Corporate Governance Principles are available at http://ir.fbhs.com/governance.cfm.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Goldstein, Mackay, Morikis, Thomas, Wesley and Waters and Ms. Hackett were affirmatively determined by the Board to be independent and all such charitable relationships were deemed immaterial. Due to Mr. Klein’s employment with the Company, he is not considered independent.

None of the non-employee directors has any material relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors participated in any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Board has adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Code of Conduct describes the Company’s policy on conflicts of interest. The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s policies with respect to conflicts of interest. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. The Conflicts of Interest Policy requires all directors and executive officers to report any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. All employees and directors are required to periodically certify compliance with the Company’s Conflicts of Interest Policy. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee reviews potential conflicts of interest and reports findings involving any director or executive officer of the Company to the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Audit Committee. The Nominating Committee will review any potential conflict of interest or related person transaction involving a member of the Board to determine whether such potential conflict or transaction would affect that director’s independence. The Conflicts

CORPORATE GOVERNANCE (CONTINUED)

of Interest Committee will also present any potential related person transaction involving a member of the Board or an executive officer of the Company to the Audit Committee to evaluate each related person transaction, determine whether the interest of the related person in the transaction is material and approve or ratify, as the case may be, the transaction. The Audit Committee may ratify any related person transactions that were not submitted in advance of the transaction.

Certain Relationships and Related Transactions

Since January 1, 2014, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the Nominating Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. For the purpose of this Annual Meeting of Stockholders, the Nominating Committee recommended the nomination of each of the Company’s current Class I directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the Nominating Committee can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the Nominating Committee may then interview the candidate if the committee deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE (CONTINUED)

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Mr. Thomas serves as the Company’s non-executive, independent Chairman. The Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, is independent we believe that the leadership structure currently utilized by the Board provides effective independent Board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The non-executive Chairman of the Board leads these sessions.

Meeting Attendance

The Board of Directors met seven times in 2014. Each director attended at least 94% of the total meetings of the Board and committees of the Board of which the director was a member during 2014. In addition to participation at Board and committee meetings, our directors regularly engage in other communications throughout the year, including considerable telephone and email contact with the Chairman of the Board, the Chief Executive Officer and other members of management regarding matters of interest and concern to the Company.

Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged and expected to attend the Annual Meeting. In 2014, all of the directors attended the Company’s annual meeting of stockholders.

CORPORATE GOVERNANCE (CONTINUED)

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

Annually, management identifies external, strategic, operational, financial and compliance risks, assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks. In addition, the Audit Committee oversees management of the Company’s financial risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation practices and programs. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every three years. For more information about that assessment see “Compensation Risks” below.

The Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest and the Company’s corporate governance structure, as well as management of risks associated with the environment, health and safety, diversity, philanthropy, global citizenship and sustainability.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

The Compensation Committee’s compensation consultant conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2014, the Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. In general, the executive compensation arrangements are consistent with the structure and design of other companies of similar size and industry sector, and the following risk-mitigating design features have been incorporated into the Company’s programs:

•	The Company utilizes multiple long-term incentive vehicles with overlapping three-year performance cycles;

•	The Company uses multiple and diverse performance metrics in plans;

•	The Company often uses individual objectives and other discretionary metrics in determining certain payouts;

CORPORATE GOVERNANCE (CONTINUED)

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging and a formal clawback policy.

As described in our Compensation Discussion and Analysis, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. A list of current Committee memberships may be found on the Company’s website at http://ir.fbhs.com/committees.cfm. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Richard A. Goldstein		X		X
Ann F. Hackett		C	X	X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An “X” indicates membership on the committee.

A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the financial statements and the financial reporting process of the Company; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; and (iv) performance of the Company’s external and internal auditors.

Each member of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley), is financially literate. Each of Messrs. Mackay, Thomas, Waters and Wesley has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in Rule 10A-3 under the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met eight times in 2014.

Compensation Committee

The Compensation Committee’s primary functions are to (i) develop and critically review the Company’s executive pay philosophy and practices so that they are aligned with the Company’s business strategy; and (ii) set the compensation of the Company’s executive officers, which includes the presidents of the Company’s principal operating companies, in a manner that is consistent with competitive practices, individual and Company performance and the requirements of appropriate regulatory bodies.

As required by its charter, each member of the Compensation Committee (Messrs. Goldstein, Mackay, Morikis and Wesley and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual and pursuant to SEC regulations. The Committee has created a special Subcommittee comprised of Ms. Hackett and Messrs. Goldstein, Mackay and Morikis that is

CORPORATE GOVERNANCE (CONTINUED)

responsible for approving all performance standards and payments for any pay program intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met seven times in 2014.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. See pages 17 through 32 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2014.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners, LLC (“Meridian”) was retained directly by and reports directly to the Compensation Committee. In 2014, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provided market data (including compiling the Survey Group and related performance data) as background for decisions regarding Chief Executive Officer and executive officer compensation;

•	Performed an assessment of risks associated with the Company’s executive compensation structure and design; and

•

Attended six of the seven Compensation Committee meetings (including executive sessions without the presence of management) held during 2014 and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

The Compensation Committee has authorized Meridian to interact with management in connection with advising the Compensation Committee. Meridian is included in discussions with management and, when applicable, the Compensation Committee’s outside legal counsel on matters being brought to the Compensation Committee for consideration. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

CORPORATE GOVERNANCE (CONTINUED)

Executive Committee

The Executive Committee did not meet in 2014. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) develop a set of corporate governance principles; (iv) oversee the process of the evaluation of the Board and management; and (v) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Goldstein, Thomas and Waters and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times in 2014.

Other Corporate Governance Resources

The charters of each committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial Officers are available on the Company’s website at http://ir.fbhs.com/governance.cfm.

DIRECTOR COMPENSATION

Cash Fees

The annual cash fee for services as a non-employee director of the Company is $80,000. The members of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley) and the Compensation Committee (Ms. Hackett and Messrs. Goldstein, Mackay, Morikis and Wesley) receive an additional annual cash fee of $7,500 for their service on these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual cash fee of $15,000 for such service (Messrs. Thomas and Waters and Ms. Hackett, respectively). Mr. Thomas receives an additional annual cash fee of $200,000 for his service as non-executive Chairman of the Board.

Directors have the ability to elect to receive payment of their cash fees in Company common stock rather than cash. In 2014, Mr. Morikis elected to convert all of his cash fees to Company stock.

Stock Awards

Each non-employee director receives an annual stock grant that is based on a set dollar value of $115,000. In 2014, the number of shares granted was determined by dividing the closing price of the Company’s common stock on the grant date ($39.46) into the dollar value ($115,000), rounded to the nearest share. Accordingly, 2,914 shares of Company common stock were granted to each non-employee director in 2014.

Directors have the ability to defer receipt of their annual stock awards until the January following the year in which the individual ceases acting as a director of the Company. In 2014, Ms. Hackett and Mr. Thomas elected to defer receipt of their annual stock award.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of stockholders, the Board established Stock Ownership Guidelines for non-employee directors. Directors are encouraged to own Company common stock with a fair market value currently equal to $240,000 (or three times their annual cash fee). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of our directors currently meet the Stock Ownership Guidelines. For information on the beneficial ownership of securities of the Company by directors and executive officers see “Certain Information Regarding Security Holdings” on pages 46 and 47.

Anti-Hedging and Anti-Pledging

The Company has a policy prohibiting directors (as well as senior management) from hedging the risk of owning Company common stock and from pledging or otherwise encumbering shares of Company common stock as collateral for indebtedness in any manner including, but not limited to, holding shares in a margin account.

DIRECTOR COMPENSATION (CONTINUED)

2014 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard A. Goldstein	87,500	115,000	n/a	n/a	n/a	3,380	205,880
Ann F. Hackett	102,500	115,000	n/a	n/a	n/a	6,577	224,077
A.D. David Mackay	95,000	115,000	n/a	n/a	n/a	1,122	211,122
John G. Morikis	95,000	115,000	n/a	n/a	n/a	5,332	215,332
David M. Thomas	302,500	115,000	n/a	n/a	n/a	7,006	424,506
Ronald V. Waters, III	102,500	115,000	n/a	n/a	n/a	1,077	218,577
Norman H. Wesley	95,000	115,000	n/a	n/a	n/a	7,006	217,006

 * Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service.

(1)	Mr. Morikis elected to convert the cash fees he earned in 2014 to Company common stock pursuant to the Non-Employee Director Stock Election Program.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $39.46 per share. Ms. Hackett and Mr. Thomas elected to defer receipt of their stock award until the January following the year in which they cease being directors pursuant to the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). As of December 31, 2014, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 20,011, 5,742 and 2,914, respectively.

(3)	As of December 31, 2014, Mr. Thomas had 2,490 stock options outstanding under the Company’s Long-Term Incentive Plan.

(4)	Included in this column are premiums paid for group life insurance coverage, the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to all Company employees and directors, and costs associated with the Company’s executive health program. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis* (“CD&A”) describes the Company’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following Named Executive Officers (the “NEOs”) in 2014:

Named Executive Officer	Position with the Company During 2014
Christopher J. Klein	Chief Executive Officer, Fortune Brands Home & Security, Inc.
E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer, Fortune Brands Home & Security, Inc.
David M. Randich	President, MasterBrand Cabinets, Inc.
David B. Lingafelter	President, Moen Incorporated
Robert K. Biggart	Senior Vice President, General Counsel & Secretary, Fortune Brands Home & Security, Inc.

Use of the term “Operating Company Presidents” throughout the CD&A specifically refers to the NEOs who served as operating company presidents of our businesses in 2014, namely, Messrs. Randich and Lingafelter, but does not refer to all of the Company’s operating company presidents.

This CD&A is divided into the following main sections:

•	an Executive Summary;

•	the Results of the 2014 Say-on-Pay Vote;

•	a discussion of the Compensation Committee’s Philosophy and Process for Awarding NEO Compensation; and

•	a description of the Types and Amounts of NEO Compensation Awarded in 2014.

EXECUTIVE SUMMARY

2014 Business Highlights

Fortune Brands has a strong business model built on its structural competitive advantages, leadership positions in attractive product categories, consumer driven innovation, operational excellence and strong capital structure. Fortune Brands demonstrated its ability to outperform the housing market during 2014. In addition to outperforming the market, the Company was able to take steps to position itself for even higher growth in the future. These steps included investing in capacity across several businesses and refining the portfolio of businesses by purchasing SentrySafe, selling Simonton Windows and moving the Waterloo tool storage business to discontinued operations as we undertook a strategic review of that business. We believe the Company’s performance demonstrates the strength of our businesses and the Company’s ability to deliver results by leveraging its structural competitive advantages to drive profitable growth throughout the housing market recovery.

*	All data presented in this CD&A is from continuing operations and all references to EPS, ROIC, OI and RONTA are on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions and a description of the methodology of these non-GAAP measures.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Compensation Highlights

Importantly, we believe that our compensation program helps drive performance. The vast majority of compensation awarded to NEOs is at risk, meaning the level of compensation is dependent upon Company performance. In 2014, 84% of Mr. Klein’s total target compensation was pay-at-risk and 73% (on average) of the remaining NEOs’ total target compensation was pay-at-risk. The amount of total target compensation at risk to each NEO was significantly more than the amount of base salary. Also, the majority of total target compensation awarded to each NEO was in the form of equity with multi-year vesting and performance conditions. Total target compensation refers to the sum of an NEO’s base salary, target annual incentive and target long-term incentives. The Compensation Committee has focused the Company’s compensation programs on the following:

•

Equity-based compensation aligns executives’ interests with stockholders and drives performance. The Compensation Committee believes compensation in the form of equity further aligns executive interests with stockholders, drives performance and facilitates executive retention. A significant portion of total target compensation is awarded in the form of equity, strongly aligning management’s interests with those of stockholders. In 2014, total equity-based compensation made up 65% of Mr. Klein’s and 54% (on average) of the other NEOs’ total target compensation. Each NEO was awarded three types of equity in 2014, in the form of performance share awards (“PSAs”), stock options and restricted stock units (“RSUs”). PSAs are only earned when the Company achieves cumulative three-year Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”) goals.

•

Incentive compensation drives increasing profit and returns. The Compensation Committee continues to believe that focusing on EPS and ROIC as key metrics will result in increased profits and stronger stockholder returns. In 2014, the performance metrics that govern the payment of annual cash incentive compensation for Messrs. Klein, Wyatt and Biggart were weighted 75% EPS and 25% ROIC, while the weighting for the Operating Company Presidents was 75% Operating Income (“OI”) and 25% Return on Net Tangible Assets (“RONTA”) for each of their respective operating companies.

•	Base salary represents the smallest portion of total target compensation. In 2014, base salary represented 16% of Mr. Klein’s and 27% (on average) of the remaining NEO’s total target compensation.

The Board believes that this approach to our compensation program, along with our leading market positions and structural competitive advantages, has allowed our Company to continue to outperform the housing market in the early stages of the housing market recovery.

2014 Financial Highlights

The Board believes that the Company’s 2014 results, from continuing operations, as shown in the charts below, exhibit how Fortune Brands grew net sales, operating income and EPS in 2014, generated strong operating leverage and maintained a flexible capital structure with a strong balance sheet. The compensation paid to the NEOs during 2014 reflected the Company’s strong 2014 financial performance.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

	CAPITAL PERFORMANCE (in millions)
	December 31, 2014	December 31, 2013	December 31, 2012	October 3, 2011
CASH	$192	$241	$336	$77
DEBT	$670	$356	$326	$520
DEBT-TO-CAPITAL	23%	12%	12%	20%(1)
MARKET CAPITALIZATION (in billions)	$7.2	$7.6	$4.8	$1.9

(1)	Equity as of September 30, 2011.

The chart below reflects Fortune Brands’ consistently strong long-term stock price performance since Fortune Brands began trading on the New York Stock Exchange on October 4, 2011.

2011-2014 STOCK PRICE PERFORMANCE

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Compensation Program

We use our compensation program to attract, motivate and retain the executives who lead our businesses. The Compensation Committee has established programs and practices that are designed to pay-for-performance and to align management’s interests with those of the Company’s stockholders. The Compensation Committee believes that it does this by providing a significant amount of compensation in the form of equity and by utilizing both short-term and long-term incentives that are tied to Company performance. The compensation program is designed to appropriately balance fixed (base salary) and variable (cash and equity incentives) compensation, as well as reward both short-term and long-term Company performance. Because a large portion of each NEO’s compensation is tied to Company performance, the compensation that is actually paid to NEOs will vary from the target compensation awarded by the Compensation Committee and is at risk for each NEO.

As described above, incentive compensation drives increasing profit and returns and equity-based compensation further aligns the executives’ interests with those of our stockholders. The Compensation Committee continues to believe that linking compensation to certain performance metrics results in increased profits and stronger returns, which supports improving stockholder returns. Below is a description of the three types of equity awarded to the NEOs in 2014:

•

PSAs are paid in shares of the Company’s common stock only if certain performance goals are met during a cumulative three-year performance period. The performance goals for PSAs awarded to all NEOs in 2014 were based on EPS (weighted 75%) and ROIC (weighted 25%) for the cumulative performance period from January 1, 2014 through December 31, 2016. The Compensation Committee believes that awarding PSAs with a cumulative three-year performance goal drives long-term sustained growth. The value of PSAs is at risk to the NEOs because the PSAs only vest if the long-term growth goals are met or exceeded.

•

Stock Options allow the NEOs to purchase Company common stock at the market price set on the grant date. The options vest in three equal annual installments, assuming the NEO remains employed through each vesting date. The Compensation Committee believes that stock options further focus management on increasing stockholder returns and align the interests of management with stockholders. The Compensation Committee also believes that stock options are performance-based because the value of stock options grows when the Company’s long-term stock price increases. The value of stock options is at risk to the NEOs as they will only realize a value if the Company’s stock price increases after the grant date.

•

RSUs are time-vested awards that are paid in shares of the Company’s common stock in three equal annual installments, assuming the NEO remains employed through each vesting date. The Compensation Committee believes that RSUs further focus management on increasing stockholder returns and align the interests of management with stockholders. RSUs also serve as a long-term retention device, in a cyclical business, as an executive must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. The Compensation Committee also believes that RSUs are performance-based because the value of RSUs grows when the Company’s long-term stock price increases and at risk to the NEOs as the value of the RSUs fluctuates based on the Company’s stock price performance.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart summarizes total target compensation awarded to each NEO in 2014:

Summary of 2014 NEO Target Compensation

Named Executive Officer	2014 Annual Base Salary(1)	2014 Annual Incentive Target Value	2014 Long- Term Incentive Award Target Value(2)	2014 Total Target Compensation
Christopher J. Klein	$1,030,000	$1,236,000	$4,150,000	$6,416,000
E. Lee Wyatt, Jr.	$725,000	$616,250	$1,700,000	$3,041,250
David M. Randich	$525,000	$341,250	$1,000,000	$1,866,250
David B. Lingafelter	$490,000	$318,500	$900,000	$1,708,500
Robert K. Biggart	$450,000	$270,000	$800,000	$1,520,000

(1)	The amounts listed in this column reflect annual base salary effective March 1, 2014.

(2)	Expressed as the aggregate grant date value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 13 to the consolidated financial statement contained in the Company’s Form 10-K for the year ended December 31, 2014.

RESULTS OF THE 2014 SAY-ON-PAY VOTE

In 2014, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as “Say-on-Pay”). More than 96% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Even with this strong endorsement of the Company’s pay practices, the Compensation Committee believes that it is essential to regularly review the executive compensation program. In 2014, the Compensation Committee concluded that the compensation program provides awards that motivate our NEOs to maximize long-term stockholder value and encourage long-term retention. Accordingly, the Compensation Committee did not make any changes to the design of the Company’s executive compensation program in response to the 2014 Say-on-Pay vote. However, in connection with its ongoing review of the Company’s executive compensation program and to further strengthen our internal policies and practices, the Compensation Committee entered into amended severance agreements with each of the Company’s executive officers, added a non-compete provision to all equity award grants and increased the stock ownership guidelines for the Chief Financial Officer from three to four times annual base salary. For a detailed description of each of these changes, refer to the respective sections of this CD&A.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

We strongly believe that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward NEOs for the achievement of both short-term and long-term strategic and operational goals that lead to the creation of long-term stockholder value, while at the same time avoid incentives that encourage unnecessary or excessive risk taking. To accomplish this, the Compensation Committee has designed an executive compensation program that it believes:

•	Creates and reinforces a pay-for-performance culture;

•	Aligns management’s interests with those of the Company’s stockholders;

•	Attracts, retains and motivates superior talent through competitive compensation;

•	Provides incentive compensation that promotes performance without encouraging excessive risk; and

•	Recognizes the cyclical nature of our business.

Maintaining a Competitive Compensation Program

When setting annual NEO compensation, the Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate compensation arrangements against those of the Company (the “Survey Group”). On an annual basis, the Compensation Committee reviews and assesses the appropriateness of the Survey Group. During this annual assessment, the Compensation Committee made slight modifications to the composition of the Survey Group to be used when setting 2014 compensation. The modifications made were based on information and suggestions provided by the Compensation Committee’s compensation consultant. The changes to the Survey Group for 2014 included the elimination of Cooper Industries plc due to the fact that it was acquired by Eaton Corp. and Watsco, Inc. because its business is more consistent with distribution rather than manufacturing. Based on the recommendation of the compensation consultant and revenue data, the Survey Group for 2014 also included the addition of Nortek, Inc., Owens Corning and RPM International Inc. As a result, in 2014 the Survey Group consisted of 19 consumer or housing product companies with median 2013 revenue of $4.1 billion and median 2013 market capitalization for publicly-traded peers of $6.0 billion which aligns with the Company’s 2013 revenue of $4.2 billion and market capitalization of $6.6 billion. The Company believes that it competes with these companies for executive talent. The 2014 Survey Group consisted of the following companies:

Andersen Corporation	Leggett & Platt, Incorporated	Owens Corning
Armstrong World Industries, Inc.	Lennox International Inc.	Pella Corporation
A. O. Smith Corporation	Masco Corporation	RPM International Inc.
Fastenal Company	Mohawk Industries, Inc.	Stanley Black & Decker, Inc.
Jarden Corporation	Newell Rubbermaid Inc.	The Sherwin-Williams Company
Kohler Co.	Nortek, Inc.	USG Corporation
The Valspar Corporation

The Compensation Committee compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation for the Company’s NEOs to the Survey Group compensation data to determine whether the Company’s compensation practices fell in line with competitive market data. Throughout the CD&A, the compensation data used by the Compensation Committee is referred to as “market data.”

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience of individual executives, and individual performance. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools – such as tally sheets and market data – to review the value delivered to each

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

executive through each component of compensation. Accordingly, the Compensation Committee may determine that with respect to any individual it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company and internal pay equity.

Evaluating NEO Performance

The Compensation Committee, in conjunction with the non-management members of the Board, conducts a formal evaluation of the Company’s Chief Executive Officer (the “CEO”) each year to analyze his performance against strategic, financial and operational goals established at the beginning of the year. The Compensation Committee then sets the CEO’s total target compensation for that year. The CEO reviews and evaluates each of the other NEOs relative to their performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee evaluates the CEO’s recommendations and then independently sets each of the other NEO’s total target compensation for the year.

Maintaining Best Practices Regarding Executive Compensation

The Compensation Committee maintains policies and procedures for itself and for certain of the Company’s executives, including the NEOs, many of which it believes represent best practices in corporate governance.

What We Do

✓        Pay for Performance A significant portion of NEO total target compensation is tied to Company performance. In 2014, 84% of Mr. Klein’s and 73% (on average) of all other NEOs’ total target compensation was pay-at-risk.

✓ Clawback Policy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.

✓        Annual Assessment and Mitigation of Risks We annually assess the level of risk related to our compensation programs to evaluate whether our plans and awards are designed and working in a way that discourages excessive risk.

✓        Double-Triggers in Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Equity awards also include double-trigger provisions.

✓ Maximum Payouts on Incentives Maximum payouts of annual cash incentive awards and PSAs are capped at 200%.	✓ Tally Sheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓        Stock Ownership Guidelines We maintain rigorous stock ownership guidelines for Directors, NEOs and other officers. Our CEO’s requirement is six times annual base salary; our CFO’s requirement is four times annual base salary and other NEOs’ requirement is three times annual base salary.

✓        Independent Compensation Consultant We retain Meridian Compensation Partners to advise the Compensation Committee on executive compensation matters. Meridian is prohibited from performing services for management.

What We Don’t Do
No Employment Contracts NEOs and other executive officers are employees “at will.” The Company does not have employment contracts with any of its NEOs or other executive officers.

         No Hedging or Pledging Directors, NEOs and other officers are prohibited from hedging, pledging or otherwise encumbering shares of the Company’s common stock, including, holding shares in a margin account.

No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control and related termination or for perquisites (other than relocation expenses).

         No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options or stock appreciation rights without stockholder approval is prohibited (except in the event of a change in control).

         No Excessive Perquisites Perquisites are limited to the executive health program, which includes an annual physical and other benefits generally available to employees such as company product purchase programs. The CEO has limited personal use of Company aircraft, however, he must reimburse the Company for use.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2014

Summary of Executive Compensation Elements

The Company provided both fixed (base salary) and variable (cash and equity incentives) compensation to the NEOs in 2014. The vast majority of compensation awarded to the NEOs in 2014 is at risk to the executive because the compensation that is actually paid may vary from the target compensation that was awarded by the Compensation Committee and the payment is dependent upon Company (or individual operating company) performance. The amount of total target compensation at risk was significantly more than the amount of base salary. Also, the majority of total target compensation awarded in 2014 to each NEO was in the form of equity. The following charts show each element of 2014 target NEO compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and for the other NEOs (on average):

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart summarizes the material elements of the Company’s 2014 executive compensation program. Further details regarding each of the elements are provided in the discussion that follows the chart.

Executive Compensation Program
	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions
Fixed	Base Salary	Fixed compensation payable in cash.	Provides a base level of competitive cash compensation to attract, retain and motivate superior talent.

Starts with market data and is adjusted based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention.

4 of 5 NEOs received a salary increase in 2014. Increases ranged from 2.1%-14.1%.
Pay-At-Risk	Annual Incentive Awards (Bonus)	Variable compensation payable in cash. Expressed as a percentage of base salary and based on the achievement of annual performance goals.	Aligns compensation program with strong performance metrics that directly impact operating company and overall company performance.	The target percentage of base salary is determined based on job scope, market data and internal pay equity. Actual payouts can range from 0% to 200%, based on the achievement of performance goals.

The target opportunity was increased by 5% for each of Messrs. Klein, Randich and Lingafelter.

Company-wide performance goals were based on EPS (weighted 75%) and ROIC (weighted 25%) resulting in a 70% payout for Messrs. Klein, Wyatt and Biggart.

Performance goals for Messrs. Randich and Lingafelter were based on OI (weighted 75%) and RONTA (weighted 25%) resulting in a 14.6% payout for Mr. Randich and a 91.1% payout for Mr. Lingafelter.

	Performance Share Awards	Variable compensation paid in shares of Company common stock if three-year cumulative performance goals are met.

Aligns management’s interest with those of stockholders. Long-term performance metrics directly impact operating company and overall company performance.

PSAs along with stock options and RSUs optimize a mix of long-term incentives that support our business strategy.

Based on job scope, market data and individual performance. Actual payouts can range from 0% to 200%, based on the achievement of three-year performance goals.

One-third of the value of the total equity award was granted in the form of PSAs.

Performance goals were based on cumulative EPS (weighted 75%) and average ROIC (weighted 25%) for the period January 1, 2014-December 31, 2016.

	Stock Options	Nonqualified stock options that vest ratably over three years (assuming continued employment) and expire in ten years.

Aligns management’s interests with those of stockholders. Focuses management on long-term stock price growth.

Stock options along with PSAs and RSUs optimize a mix of long-term incentives that support our business strategy.

				Based on job scope, market data and individual performance.	One-third of the value of the total equity award was granted in the form of stock options.
	Restricted Stock Units	Time-vested RSUs that vest in three equal annual installments and are paid in shares of Company common stock (assuming continued employment).

Aligns management’s interest with those of stockholders and encourages retention. Focuses management on long-term stock price growth.

RSUs along with PSAs and stock options optimize a mix of long-term incentives that support our business strategy.

				Based on job scope, market data and individual performance.	One-third of the value of the total equity award was granted in the form of RSUs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Provided to NEOs in 2014

Base Salary

In setting base salary levels, the Compensation Committee (together with Mr. Klein for the NEOs other than himself) considered competitive market data, market competition for a particular position, retention concerns, individual performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, internal pay equity and tenure with the Company. In 2014, each of the NEOs other than Mr. Biggart, received an annual base salary increase ranging from 2.1% -14.1%. Mr. Randich received a 14.1% increase in his base salary in recognition of his performance in 2013, his value to the Company and to bring his base salary in line with the significantly larger size of the business that he now runs. Mr. Biggart was hired by the Company in December 2013 and his initial base salary level was determined based on market data.

NEO Base Salary
Named Executive Officer	2014	2013	% Increase
Christopher J. Klein	$1,030,000	$1,000,000	3.0%
E. Lee Wyatt, Jr.	$725,000	$686,000	5.7%
David M. Randich	$525,000	$460,000	14.1%
David B. Lingafelter	$490,000	$480,000	2.1%
Robert K. Biggart	$450,000	$450,000	0%

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards reinforce a pay-for-performance culture because the payment is based on the Company’s financial results. Annually, the Compensation Committee sets the percentage of base salary used to determine the NEO’s cash incentive, as well as performance goals for the Company and each Operating Company.

In setting the percentage of base salary used to determine each NEO’s target annual cash incentive award, the Compensation Committee (together with Mr. Klein for the NEOs other than himself) considered competitive market data, market competition for a particular position and internal pay equity. The Compensation Committee believes that the percentage of base salary levels were competitive compared to the market data. The percentage of base salary for each NEO in 2014 was:

Named Executive Officer	Percentage of Base Salary
Christopher J. Klein	120%
E. Lee Wyatt, Jr.	85%
David M. Randich	65%
David B. Lingafelter	65%
Robert K. Biggart	60%

In 2014, the Compensation Committee set minimum, target and maximum annual performance goals used to determine each NEO’s annual cash incentive award. For officers of the Company, the goals were based on Fortune Brands’ EPS (weighted 75%) and ROIC (weighted 25%) and for Operating Company Presidents, the goals were based on OI (weighted 75%) and RONTA (weighted 25%) of their respective operating companies. The Compensation Committee believes that these metrics focus executives on maximizing long-term stockholder value (EPS), operational efficiency (ROIC and RONTA) and profitability (OI). Under the annual incentive program, the actual annual incentive payouts can range from 0% to 200%, based on the achievement of performance goals.

The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and required superior performance. To establish challenging performance goals under the annual incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2013 and considered the 2014 expected growth rate in the home products market as well as key assumptions relating to share gains, pricing, material inflation and productivity. Based on this review, the Compensation Committee increased the EPS and ROIC goals for officers of the Company from $1.18 and 8.2% in

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2013 to $1.96 and 11.7% in 2014. For MasterBrand Cabinets, OI and RONTA were increased from $62.5 million and 19% in 2013 to $188.6 million and 46.2% in 2014. For Moen, OI and RONTA were increased from $209.3 million and 95.1% in 2013 to $279.1 million and 100.5% in 2014.

The Committee certified a payout level of 70.0% for Messrs. Klein, Wyatt and Biggart. Based on their respective operating company’s actual results, the Committee certified a payout level of 14.6% for Mr. Randich and 91.1% for Mr. Lingafelter. The following table sets forth the target performance measures, the actual performance results, the percentage payout and the amounts paid to each NEO for the 2014 annual cash incentive awards:

2014 Annual Cash Incentive Performance Goals and Results

	Performance Measures and Goals		Results and Award

Named Executive Officer	Performance Measures	Target Performance Measure ($ in millions)	Actual Performance(1)	% of Payout(2)	Amount Paid
Christopher J. Klein	EPS	$1.96	$1.76	70.0%	$865,200
	ROIC	11.7%	10.5%
E. Lee Wyatt, Jr.	EPS	$1.96	$1.76	70.0%	$431,375
	ROIC	11.7%	10.5%
David M. Randich	OI	$188.6	$139.4	14.6%	$49,823
	RONTA	46.2%	34.8%
David B. Lingafelter	OI	$279.1	$265.5	91.1%	$290,154
	RONTA	100.5%	102%
Robert K. Biggart	EPS	$1.96	$1.76	70.0%	$189,000
	ROIC	11.7%	10.5%

(1)	Actual Company performance was adjusted to exclude the effect of foreign exchange.

(2)	The Committee used discretion to reduce the payout level for Messrs. Klein, Wyatt and Biggart from 75.9% to 70% to be more in line with the payout levels achieved by our operating companies.

Long-Term Incentive Awards

The Compensation Committee believes that equity awards both align management’s interests with those of stockholders and reinforce a pay-for-performance culture. The 2014 target equity-based compensation represented 65% of Mr. Klein’s and 54% (on average) of the other NEOs’ total target compensation.

In setting long-term incentive awards, the Compensation Committee (together with Mr. Klein for NEOs other than himself) considered competitive market data, job scope and individual performance. In 2014, the Compensation Committee awarded a target long-term incentive award value to each of the NEOs, to be comprised equally of three types of equity awards (PSAs, stock options and RSUs) under the Fortune Brands Home & Security, Inc. 2013 Long Term Incentive Plan (the “LTIP”). In 2014, the target long-term incentive award values for each NEO, other than Mr. Biggart, were increased. Mr. Klein received a 13.7% increase in his target long-term incentive award to further align his long-term incentive award with market data and in recognition of his performance in 2013. Mr. Randich received an 11.1% increase in his target long-term incentive award to bring his target equity in line with the significantly larger size of the business that he now runs and in recognition of his performance in 2013. The aggregate grant date value of each NEO’s 2014 equity-based awards was as follows (with the PSAs valued assuming achievement of the target performance level):

Named Executive Officer	Value of 2014 Equity Award
Christopher J. Klein	$4,150,000
E. Lee Wyatt, Jr.	$1,700,000
David M. Randich	$1,000,000
David B. Lingafelter	$900,000
Robert K. Biggart.	$800,000

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Performance Share Awards – 2014 Grant

One-third of the total target long-term incentive award value granted to the NEOs in 2014 was made in the form of PSAs. The PSAs awarded in 2014 will be paid to the NEOs in shares of the Company’s common stock only if the Company achieves specified EPS and ROIC goals during the cumulative performance period from January 1, 2014 through December 31, 2016. No shares will be paid unless the minimum established performance goals are achieved. Payouts for PSAs awarded in 2014, if any, will not occur until early in 2017, following completion of the performance period and the Compensation Committee’s certification of performance results. The Compensation Committee believes that awarding PSAs with a cumulative three-year performance goal drives long-term sustained growth and, as a result, management is only rewarded if the long-term growth goals are met or exceeded. The value of PSAs awarded is at risk to the NEOs because the PSAs only vest if the long-term growth goals are met or exceeded.

The EPS and ROIC goals were intended to be challenging and require superior performance at the minimum, target and maximum payout levels. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected 3-year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity. The Compensation Committee based the performance goals on EPS and ROIC because it believes that the combined use of these metrics reflect sustainable growth and stronger returns. Although the combined use of EPS and ROIC goals are used for both the annual cash incentive and PSAs awarded to Messrs. Klein, Wyatt and Biggart, the Compensation Committee believes this is appropriate because the annual incentive employs a one-year goal, while the PSAs focus on cumulative performance over three years. The Compensation Committee also believes that use of these goals for PSAs provides a strong incentive for sustained results over the long-term.

The number of shares paid is determined by multiplying the target number of PSAs awarded by the percentage of achievement of the combined, weighted performance goals, as follows:

Percentage of PSAs Paid Based on the % of EPS and ROIC Goals Achieved

		Average ROIC
		Minimum	Target	Maximum
Cumulative EPS	Minimum	0%	25%	50%
	Target	75%	100%	125%
	Maximum	150%	175%	200%

Stock Options: One-third of the total target long-term incentive award value granted to the NEOs in 2014 was made in the form of stock options. Stock options granted in 2014 vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. The Compensation Committee believes that stock options further focus management on increasing stockholder returns and align the interests of management with stockholders. The Compensation Committee also believes that stock options are performance-based because the value of stock options grows when the Company’s long-term stock price increases. The value of stock options is at risk to the NEOs as they only realize a value if the Company’s stock price increases after the grant date.

RSUs: One-third of the total target long-term incentive award value granted to the NEOs in 2014 was made in the form of RSUs. The RSUs awarded in 2014 vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. The Compensation Committee believes that RSUs further focus management on increasing stockholder returns and align the interests of management with stockholders. RSUs also serve as a long-term retention device, in a cyclical business, as an executive must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. The Compensation Committee also believes that RSUs are performance-based because the value of RSUs grows when the Company’s long-term stock price increases and is at risk to the NEOs as the value of the RSUs will fluctuate based on the Company’s stock price.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Performance Share Awards – 2012-2014 Payout

In 2012, the Compensation Committee awarded all of the NEOs, except for Mr. Biggart, PSAs to be paid in 2015 if the Company achieved certain EPS and ROIC goals during the cumulative performance period from January 1, 2012 through December 31, 2014, with EPS weighted 75% and ROIC weighted 25%. The Company’s actual results exceeded the maximum performance goals, but due to the maximum cap on the payout of incentives under the program, the Committee certified a payout level of 200%. The target goals for cumulative EPS and average ROIC from January 1, 2012 through December 31, 2014 and the Company’s actual results were as follows:

2012-2014 PSA Target EPS and ROIC Goals and Results
Metric	Target	Actual Performance	% of Payout
EPS (75%)	$2.40	$4.11	200%
ROIC (25%)	5.5%	8.9%

Based on the achievement of the 2012-2014 EPS and ROIC performance goals, the NEOs received the following number of shares of Company common stock pursuant to the terms of the award agreements:

Named Executive Officer	Shares Granted
Christopher J. Klein	113,000
E. Lee Wyatt, Jr.	51,400
David M. Randich	22,200
David B. Lingafelter	27,400

Retirement Benefits

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Savings Plan”), a tax-qualified defined contribution 401(k) plan. Only Messrs. Klein and Lingafelter are eligible for retirement benefits through a tax-qualified defined benefit pension plan. Due to their respective hire and/or transfer dates, Messrs. Wyatt, Randich and Biggart are not eligible to participate in any of the tax-qualified defined benefit plans sponsored by the Company or its operating companies. In addition to its tax-qualified plans, the Company and each operating company provides non-qualified supplemental retirement benefits for accruals or contributions that would have been made under the tax-qualified plans but for limitations imposed by the Code.

The Compensation Committee believes that these types of retirement plans are consistent with competitive pay practices, and are an important element in attracting and retaining talent in a competitive market. Please see the narratives that follow the “2014 Pension Benefits” table and the “2014 Nonqualified Deferred Compensation” table on pages 37 to 39 of this Proxy Statement for further information regarding these retirement plans.

Severance Agreements

In 2014, the Compensation Committee amended and restated the form Agreement for the Payment of Benefits Following Termination of Employment (the “Agreements”) and entered into new Agreements with each NEO. The terms of the Agreements were not materially amended and provide for severance benefits following a qualifying termination of employment. The Compensation Committee believes that these Agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent. The Compensation Committee also believes that it is appropriate to provide executives with the protections afforded by these Agreements and that these Agreements promote management independence and help retain and focus the attention of executive officers on the business in the event of a change in control.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

All of the Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable operating company) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any change in control benefits can be paid. The NEOs are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code. Please see the “Potential Payments Upon Termination or Change in Control” table, as well as the narratives that follow for further information regarding the Company’s Agreements and the treatment of outstanding equity upon a qualifying termination of employment or a change in control on pages 40 to 42.

Perquisites

The Company provides a limited number of perquisites. The Compensation Committee authorized limited annual use of Company aircraft by Mr. Klein. In 2014, Mr. Klein reimbursed the Company for any personal use of Company aircraft, equivalent in amount to the cost of a first class ticket for each passenger on these flights. The Company’s executive health program makes annual medical examinations available to certain executives, including each of the NEOs, because the health of the NEOs is important to the Company. The Company also provides broad-based plans which are generally available to employees such as reimbursement of certain relocation expenses incurred when the Company requires an employee to relocate, a match on charitable contributions and company product purchase programs.

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is a: (1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment, or (2) restatement of the Company’s financial statements for any such year which results from fraud or willful misconduct committed by an award holder. The Company also includes the right to recoup all or part of an executives’ other equity awards in the terms and conditions of the awards.

Stock Ownership Guidelines

The Company maintains the following stock ownership guidelines for directors, NEOs and other officers, which requires them to hold a number of shares equal to a multiple of their annual retainer or base salary, as applicable. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Annual Retainer or Base Salary
Directors	3
CEO	6
CFO	4
Operating Company Presidents	3
SVPs	3
VPs	1

In 2014, the Compensation Committee increased the ownership requirement for the Company’s Chief Financial Officer from a multiple of 3 to a multiple of 4 times base salary. Directors and officers have five years from the date of election (if a director), date of hire or date of promotion to acquire the requisite amount of stock. All of the NEOs currently satisfy the stock ownership guidelines, except for Mr. Biggart, who was recently hired and is expected to satisfy the guidelines within the five-year period specified in the policy.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee

Ann F. Hackett, Chair

Richard A. Goldstein

A. D. David Mackay

John G. Morikis

Norman H. Wesley

2014 EXECUTIVE COMPENSATION

2014 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2014	1,025,000	0	2,770,982	1,382,796	865,200	1,393,000	310,050	7,747,028
Chief Executive Officer	2013	986,667	0	2,433,333	1,216,667	2,568,000	370,000	314,748	7,889,415
	2012	916,667	0	2,200,000	1,100,000	2,589,500	421,000	145,083	7,372,250
E. Lee Wyatt, Jr.	2014	718,500	0	1,137,276	566,154	431,375	0	170,564	3,023,869
Senior Vice President and	2013	682,167	0	1,067,333	533,667	1,166,200	0	206,193	3,655,560
Chief Financial Officer	2012	660,833	0	1,000,000	500,000	1,127,100	0	118,634	3,406,567
David M. Randich	2014	507,500	0	667,924	333,558	49,823	0	21,693	1,580,498
President, MasterBrand Cabinets, Inc.	2013	449,385	0	600,000	300,000	552,000	0	296,549	2,197,934
	2012	421,000	0	433,333	216,667	470,574	0	33,196	1,574,770
David B. Lingafelter	2014	488,333	0	595,716	300,330	290,154	951,000	11,814	2,637,347
President, Moen Incorporated	2013	477,333	0	552,000	276,000	773,016	173,000	11,210	2,262,559
	2012	424,080	0	533,333	266,667	805,580	601,000	10,412	2,641,072
Robert K. Biggart*	2014	450,000	0	532,534	267,102	189,000	0	107,761	1,546,397
Senior Vice President, General Counsel and Secretary
*	Mr. Biggart first became an employee of the Company in December 2013.

(1)	Stock Awards: The amounts listed in column D for 2014 represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for RSUs granted in 2014.

Also listed in column D for 2014 are amounts that represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for PSAs granted in 2014. The amounts included in this column for the PSAs granted during 2014 are calculated based on the probable outcome that the target performance level will be achieved. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2014 is: $2,770,982 for Mr. Klein, $1,137,276 for Mr. Wyatt, $667,924 for Mr. Randich, $595,716 for Mr. Lingafelter and $532,534 for Mr. Biggart.

For assumptions used in determining both of these values, see note 13 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (“Form 10-K”).

(2)	Option Awards: The amounts listed in column E for 2014 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2014. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(3)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives for 2014 in the amount of $ 865,200 for Mr. Klein, $431,375 for Mr. Wyatt, $49,823 for Mr. Randich; $290,154 for Mr. Lingafelter; and $189,000 for Mr. Biggart under the annual incentive program.

(4)	Increase in Actuarial Value of Pension Benefits: Column G includes the increase in actuarial value of certain NEOs’ tax-qualified and non-qualified defined benefit pension plan benefits. Messrs. Klein’s and Lingafelter’s increase in accrued benefits in 2014 is due to a decrease in the discount rate and benefits being calculated using five-year average pay. The narrative and footnotes following the 2014 Pension Benefits table on page 37 provide additional detail about the pension plans in which the NEOs participate.

(5)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)	Matching Contributions to the Savings Plan. Matching contributions for 2014 to the Savings Plan were made: by Home & Security, $11,700 for Messrs. Klein and Wyatt and $10,856 for Mr. Biggart; by MasterBrand Cabinets, $11,700 for Mr. Randich; and by Moen, $7,800 for Mr. Lingafelter.

(b)	Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2014 to the Savings Plan were made by Fortune Brands in the amount of $17,745 for Messrs. Klein, Wyatt and Biggart.

(c)	Profit Sharing Contributions to the FBHS Supplemental Plan. The following contributions were made to the Fortune Brands Home & Security, Inc. Supplemental Plan (the “FBHS Supplemental Plan”) for 2014: $229,875 for Mr. Klein, $121,852 for Mr. Wyatt and $15,938 for Mr. Biggart. These contributions would have been made under the Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to executives’ accounts in early 2015.

2014 EXECUTIVE COMPENSATION (CONTINUED)

(d)	Premiums for Life Insurance and Executive Disability: The amounts set forth in column H include the dollar value of all life insurance premiums paid by the applicable employer in 2014. These amounts were: $5,118 for Mr. Klein; $15,317 for Mr. Wyatt; $2,183 for Mr. Randich; $1,545 for Mr. Lingafelter; and $4,746 for Mr. Biggart. The column also includes the dollar value of executive long-term disability premiums paid by the applicable employer in 2014.

(e)	Other: In 2014, Mr. Biggart received $54,526 in relocation expenses (principally, closing costs, real estate brokerage commissions, temporary living expenses and reimbursement for taxes). The reimbursement for taxes was made to make Mr. Biggart whole for personal expenses incurred because of the Company’s request that he relocate his personal residence and was in the amount of $25,080. If Mr. Biggart voluntarily terminates his employment within two years of date of hire, he is required to reimburse one-half of the amount. The relocation benefits were valued based on the amount paid to Mr. Biggart or to the service provider, as applicable.

In 2014, limited use of the Company’s aircraft was provided to Mr. Klein, who reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2014, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Klein was $45,112, which amount is reflected in column H.

Certain executives received executive physicals. In 2014, Mr. Randich received reimbursement for the purchase of company product provided through the employee purchase plan in the amount of $5,000.

2014 GRANTS OF PLAN-BASED AWARDS
Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
02/24/2014(2)	$0	1,236,000	2,472,000
02/24/2014(3)								108,200	$44.73	1,382,796
02/24/2014(4)							30,700			1,385,491
02/24/2014(5)				0	30,700	61,400				1,385,491
E. Lee Wyatt, Jr.
02/24/2014(2)	$0	616,250	1,232,500
02/24/2014(3)								44,300	$44.73	566,154
02/24/2014(4)							12,600			568,638
02/24/2014(5)				0	12,600	25,200				568,638
David M. Randich
02/24/2014(2)	$0	341,250	682,500
02/24/2014(3)								26,100	$44.73	333,558
02/24/2014(4)							7,400			333,962
02/24/2014(5)				0	7,400	14,800				333,962
David B. Lingafelter
02/24/2014(2)	$0	318,500	637,000
02/24/2014(3)								23,500	$44.73	300,330
02/24/2014(4)							6,600			297,858
02/24/2014(5)				0	6,600	13,200				297,858
Robert K. Biggart
02/24/2014(2)	$0	270,000	540,000
02/24/2014(3)								20,900	$44.73	267,102
02/24/2014(4)							5,900			266,267
02/24/2014(5)				0	5,900	11,800				266,267

(1)	The grant date fair value of stock option awards is based on the Black-Scholes value of $12.78. The grant date fair value of PSAs and RSUs is determined based upon the average of the high and low prices of the Company’s stock on the grant date ($45.13). Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(2)	Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan. The target payout for Messrs. Klein, Wyatt, Randich, Lingafelter, and Biggart is based on target awards of 120%, 85%, 65%, 65%, and 60%, respectively, of base salary as of December 31, 2014. See pages 27 and 28 of the CD&A for further information regarding the Annual Executive Incentive Compensation Plan.

2014 EXECUTIVE COMPENSATION (CONTINUED)

(3)	This row reflects the number of stock options and the grant date fair value of the stock options granted on February 24, 2014. These stock options vest ratably in three equal annual installments, subject to continued employment.

(4)	The amounts in this row reflect the number of RSUs that were awarded and will vest in three equal annual installments, subject to continued employment. For certain NEOs, these awards were also subject to a 2014 EPS goal of $.25, which was intended to qualify these awards as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

(5)	The amounts in this row reflect the range of potential payouts for PSAs that were awarded for the 2014-2016 performance period. The performance goals for the 2014-2016 PSAs vest based on EPS (weighted 75%) and average ROIC (weighted 25%) for the three-year performance period.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Christopher J. Klein						164,132	$7,430,256	102,900	$4,658,283
	0	108,200		$44.73	2/24/2024
	45,200	90,400		$33.10	2/25/2023
	126,467	63,233		$19.46	2/21/2022
	523,800	261,900		$12.30	10/04/2021
	179,830	0		$13.757	2/22/2021
	140,518	0		$9.7622	2/22/2017
E. Lee Wyatt, Jr.						59,131	$2,676,860	44,200	$2,000,934
	0	44,300		$44.73	2/24/2024
	19,834	39,666		$33.10	2/25/2023
	57,467	28,733		$19.46	2/21/2022
	158,734	79,366		$12.30	10/4/2021
David M. Randich						37,598	$1,702,061	25,200	$1,140,804
	0	26,100		$44.73	2/24/2024
	11,134	22,266		$33.10	2/25/2023
	24,934	12,466		$19.46	2/21/2022
	119,067	59,533		$12.30	10/4/2021
David B. Lingafelter						39,965	$1,809,216	23,000	$1,041,210
	0	23,500		$44.73	2/24/2024
	10,268	20,532		$33.10	2/25/2023
	30,667	15,333		$19.46	2/21/2022
	134,934	67,466		$12.30	10/4/2021
	125,254	0		$13.757	2/22/2021
	131,943	0		$9.7622	2/22/2017
	62,770	0		$9.608	9/30/2016
Robert K. Biggart	0	20,900		$44.73	2/24/2024	16,566	$749,943	5,900	$267,093

2014 EXECUTIVE COMPENSATION (CONTINUED)

(1)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column.

(2)	Each outstanding stock option that is not yet vested and exercisable is listed in this column. All stock options listed in this column were granted on October 4, 2011, February 22, 2012, February 25, 2013 or February 24, 2014. All stock options granted on these dates vest in three equal annual installments, except for the stock options granted on October 4, 2011. Stock options granted on October 4, 2011 were part of the one-time equity grant awarded in connection with the spin-off and vest in three equal annual installments beginning on the second anniversary of the date of grant. The chart below reflects the number of outstanding stock options that will vest during each of 2015, 2016 and 2017 (assuming each NEO’s continued employment):

	Number of Stock Options Vesting
Name	2015	2016	2017
Christopher J. Klein	406,400	81,266	36,067
E. Lee Wyatt, Jr.	142,699	34,599	14,767
David M. Randich	91,832	19,833	8,700
David B. Lingafelter	100,899	18,099	7,833
Robert K. Biggart	6,967	6,966	6,967

(3)	Each outstanding RSU that is time-vested and that had not yet vested as of December 31, 2014 is listed in this column. All of the RSUs listed in the column were granted on October 4, 2011, February 22, 2012, February 25, 2013 or February 24, 2014. All RSUs granted on these dates vest in three equal annual installments, except for the RSUs granted on October 4, 2011. RSUs granted on October 4, 2011 were part of the one-time equity grant awarded in connection with the spin-off and vest in three equal annual installments beginning on the second anniversary of the date of grant. Mr. Biggart received a grant on December 20, 2013 which vests in three equal annual installments. The chart below reflects the number of outstanding RSUs that will vest during 2015, 2016 and 2017 (assuming each NEO’s continued employment):

	Number of RSUs Vesting
Name	2015	2016	2017
Christopher J. Klein	131,633	22,266	10,233
E. Lee Wyatt, Jr.	45,465	9,466	4,200
David M. Randich	29,699	5,432	2,467
David B. Lingafelter	32,832	4,933	2,200
Robert K. Biggart	7,300	7,299	1,967

(4)	This column reflects the value of the outstanding RSUs that have not yet vested (using the December 31, 2014 closing price of the Company’s common stock of $45.27).

(5)	The amounts reported in this column are based on achieving target performance goals for awards granted in 2014 and on achieving maximum performance goals for awards granted in 2013. For the 2013-2015 performance period, the following performance share awards were outstanding: 72,200 shares for Mr. Klein, 31,600 shares for Mr. Wyatt, 17,800 shares for Mr. Randich, and 16,400 shares for Mr. Lingafelter. For the 2014-2016 performance period, the following performance share awards were outstanding: 30,700 shares for Mr. Klein; 12,600 shares for Mr. Wyatt; 7,400 shares for Mr. Randich; 6,600 shares for Mr. Lingafelter, and 5,900 for Mr. Biggart. The performance shares are paid based on the Company’s performance over the three-year performance period and are subject to the executive’s continued employment. The Compensation Discussion and Analysis on pages 17 to 32 and the footnotes to the table titled “Grants of Plan-Based Awards” on page 34 provides additional detail on the 2014-2016 PSAs.

(6)	This column reflects the value of the performance share awards (using the December 31, 2014 closing price of the Company’s common stock of $45.27).

2014 EXECUTIVE COMPENSATION (CONTINUED)

2014 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Christopher J. Klein	82,616	$2,944,687	300,158	$13,187,013
E. Lee Wyatt, Jr.	0	$0	92,667	$4,081,894
David M. Randich	59,644	$1,720,844	49,234	$2,142,328
David B. Lingafelter	60,836	$1,690,332	58,033	$2,527,961
Robert K. Biggart	0	$0	5,334	$240,457

(1)	This column reflects the number of stock options exercised during 2014.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)	This column reflects the number of shares acquired upon the vesting of RSUs that were granted in 2012 and 2013. This column also reflects the number of shares acquired upon the vesting of PSAs for the 2012-2014 performance period.

(4)	This column reflects the value of the shares acquired upon the vesting of RSUs and PSAs, which were calculated using the market value of the shares on the vesting dates.

RETIREMENT AND POST-RETIREMENT BENEFITS 2014 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year(4)
Christopher J. Klein	Moen Incorporated Pension Plan(1)	11.75	353,000	0
	Fortune Brands Home & Security, Inc. Supplemental Retirement Plan	11.75	2,618,000	0
E. Lee Wyatt, Jr.	None	N/A	N/A	0
David M. Randich	None	N/A	N/A	0
David B. Lingafelter	Moen Incorporated Pension Plan	25.00	716,000	0
	Moen Incorporated Supplemental Retirement Plan	25.00	1,886,000	0
Robert K. Biggart	None	N/A	N/A	0

(1)	Mr. Klein is currently accruing benefits under the Moen Plan, a tax-qualified defined benefit pension plan. Defined benefit pension benefits and liabilities for eligible Fortune Brands employees (previously held under the Fortune Brands, Inc. Pension Plan) are provided under the Moen Plan.

(2)	The benefit amounts listed reflect the present value of the annual benefit payable in the form of a single life annuity where payments continue for the life of the NEO but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans in which the NEOs participate provide a single-life annuity as the normal form of benefit to unmarried participants and provide a qualified joint and survivor annuity as the normal form of benefit for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary.

(3)	The amounts listed are based on the NEO’s compensation and years of service as of December 31, 2014. The present value of accumulated plan benefits is calculated based on the following assumptions in accordance with FASB ASC 715 which reflects the updated mortality table to the 2015 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and a discount rate of 4.30% for eligible participants in the Moen Plan and the Moen Incorporated Supplemental Retirement Plan, and a discount rate of 4.45% for eligible participants in the Fortune Brands Home & Security Supplemental Retirement Plan. The normal retirement benefit is unreduced at age 62 for Messrs. Klein and Lingafelter in each of these plans.

(4)	None of the tax-qualified defined benefit pension and non-qualified supplemental retirement plans in which the NEOs participate allow in-service distributions.

2014 EXECUTIVE COMPENSATION (CONTINUED)

Tax-Qualified Pension Benefits. Messrs. Klein and Lingafelter are the only NEOs currently accruing benefits under a tax-qualified defined benefit pension plan that is broadly available to employees. Messrs. Wyatt and Biggart are not eligible to participate in the Moen Plan because participation for new Fortune Brands employees was closed in 2008. Mr. Randich is not eligible to participate in the MasterBrand Cabinets, Inc. Pension Plan because participation under the MasterBrand Cabinets, Inc. Pension Plan for new and/or transferred employees in any executive or managerial position was closed in 2007.

Mr. Klein participates in the Moen Plan under a formula that is applicable to eligible employees of the Company at its corporate headquarters (the “Fortune Brands Program”). Mr. Klein receives pension benefit accruals under the Fortune Brands Program using the following formula: 1.75% of final average earnings multiplied by years of benefit service (up to 15 years) as of December 31, 2007, plus 1% of final average earnings multiplied by years of benefit service (in excess of 15 years) as of December 31, 2007, plus 1% of final average earnings multiplied by years of benefit service on and after January 1, 2008. Compensation taken into account is limited by the Code. Total service taken into account under the Fortune Brands Program is capped at 35 years. Payment of early retirement benefits for Mr. Klein under the Fortune Brands Program could commence as early as age 55 but would be calculated using a reduction of 6% per year if he were to commence the payment of benefits prior to the attainment of age 62. Mr. Klein’s benefit will be unreduced if he commences payment after attaining age 62. Mr. Klein will not accrue any additional benefits under the Fortune Brands Program after December 31, 2016.

Mr. Lingafelter participates in the Moen Plan as it applies to participants who are employed directly by Moen (the “Moen Program”). Normal retirement benefits under the Moen Program are determined under the following formula: (a) 1.05% of final average earnings up to the covered compensation limit multiplied by years of benefit service (up to 30 years); plus (b) 1.45% of final average earnings in excess of the plan’s compensation limit multiplied by years of benefit service (up to 30 years); plus (c) 1% of final average earnings multiplied by years of benefit service in excess of 30 years. Compensation taken into account is limited by the Code. Payment of early retirement benefits for Mr. Lingafelter under the Moen Program could commence as early as age 55 but would be calculated by reducing his normal retirement benefit by: (a) 0.33% multiplied by the number of months by which his benefits commencement date precedes his 60th birthday; and (b) 0.5% multiplied by the number of months by which his benefits commencement date occurring after attaining age 60 precedes his 62nd birthday. Mr. Lingafelter’s benefit will be unreduced if he commences payment after attainting age 62. Mr. Lingafelter will not accrue any additional benefits under the Moen Program after December 31, 2016.

Non-Qualified Pension Benefits. Messrs. Klein and Lingafelter are the only NEOs currently accruing pension benefits under a non-qualified supplemental retirement plan that is broadly available to employees. Mr. Klein participates in the Fortune Brands Home & Security Supplemental Retirement Plan (the “FBHS Supplemental Plan”), which is an unfunded, non-qualified retirement plan. For Mr. Klein, the FBHS Supplemental Plan pays the difference between the benefits payable under the Fortune Brands Program formula under the Moen Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, the Moen Plan. Mr. Lingafelter participates in the Moen Incorporated Supplemental Retirement Plan (the “Moen Supplemental Plan”). The Moen Supplemental Plan pays the difference between the benefits payable under the Moen Program formula under the Moen Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, the Moen Plan.

Under each of the supplemental plans described above, an NEO can elect any form of distribution for supplemental pension payments that is available, and payment of benefits commences at termination of employment following attainment of age 55, subject to any delay required under Section 409A of the Code. Additionally, under each of the supplemental plans described above, in the event the supplemental retirement benefit commences prior to age 62 or is payable in a form other than a single life annuity, the supplemental retirement benefit shall be adjusted using the same factors used under the Moen Plan.

2014 EXECUTIVE COMPENSATION (CONTINUED)

Non-Qualified Profit Sharing Contributions. Messrs. Klein, Wyatt and Biggart received non-qualified profit sharing contributions under the FBHS Supplemental Plan. The Company makes profit sharing contributions to the Savings Plan on behalf of all eligible employees of the Company at its corporate headquarters. Profit sharing contributions equal to the difference between the benefits payable under the Savings Plan and the amount that would have been payable if the Code did not limit the amount of compensation taken into account under the Savings Plan are allocated to the FBHS Supplemental Plan. In 2014, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation. This profit sharing formula applies uniformly to all eligible employees and is not enhanced for executives. FBHS Supplemental Plan profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS Supplemental Plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

None of the other NEOs currently make deferrals or receive profit sharing contributions under any non-qualified defined contribution or profit sharing plans. Mr. Lingafelter maintains an account holding prior contributions under Moen’s non-qualified defined contribution plan, and this account is credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The Moen Supplemental Plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

Mr. Randich accrued supplemental qualified non-elective and supplemental profit sharing benefits under the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”) prior to his promotion in 2012. Beginning in 2013, Mr. Randich was no longer eligible to participate in the Therma-Tru SERP, however, he maintains an account holding his prior contributions and these accounts are credited with interest on a monthly basis. This account is invested in the Schwab 1000 Index Fund (SNXFX), which is a daily valued mutual fund. Any interest, dividends, gains or losses received from Schwab are allocated across the participants’ accounts in that fund. Participants may opt for elective deferrals, supplemental profit sharing and supplemental qualified non-elective deferral contributions earned under the Therma-Tru SERP to be paid in a lump sum or in substantially equal annual installments over a period of time not to exceed five years.

2014 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	$0	$229,875	$47,615	0	$916,638
E. Lee Wyatt, Jr.	$0	$121,852	$9,403	0	$204,067
David M. Randich(3)	$0	$0	$9,612	0	$206,505
David B. Lingafelter	$0	$0	$1,656	0	$29,701
Robert K. Biggart	$0	$15,938	$0	0	0

(1)	Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

(2)	No amounts listed in the Aggregate Earnings column were reported in the Summary Compensation Table.

(3)	Amounts listed in this column for Mr. Randich reflect the aggregate balance of benefits deferred while he was an employee of Therma-Tru Corp.

2014 EXECUTIVE COMPENSATION (CONTINUED)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)
Compensation Program	Voluntary		Involuntary(2)				Involuntary Termination (without cause) or Termination for Good Reason After Change in Control(3)
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability
Cash Severance
Klein	5,050,640	0	0	5,050,640	0	0	7,575,960
Wyatt	2,238,821	0	0	2,238,821	0	0	2,985,094
Randich	1,316,925	0	0	1,316,925	0	0	1,755,900
Lingafelter	1,224,450	0	0	1,224,450	0	0	1,632,600
Biggart	1,180,558	0	0	1,180,558	0	0	1,574,078
Health and Related Benefits(4)
Klein	43,044	0	0	43,044	2,060,000	0	64,566
Wyatt	43,208	0	0	43,208	2,175,000	0	57,610
Randich	19,259	0	0	19,259	525,000	0	25,678
Lingafelter	23,486	0	0	23,486	490,000	0	31,314
Biggart	33,728	0	0	33,728	1,000,000	0	44,970
Options(5)
Klein	0	0	0	0	11,425,483	11,367,055	11,425,483
Wyatt	0	0	0	0	3,864,953	3,841,031	3,864,953
Randich	0	0	0	0	2,569,622	4,840,163	2,569,622
Lingafelter	0	0	0	0	2,882,663	2,869,973	2,882,663
Biggart	0	0	0	0	11,286	0	11,286
RSUs
Klein	0	0	0	0	7,549,069	6,125,772	7,549,069
Wyatt	0	0	0	0	2,719,203	2,127,856	2,722,983
Randich	0	0	0	0	1,729,168	1,383,105	1,729,168
Lingafelter	0	0	0	0	1,838,408	1,528,633	1,838,408
Biggart	0	0	0	0	761,094	482,850	761,094
Performance Share Awards
Klein	0	0	0	0	1,576,445	1,108,270	1,576,445
Wyatt	0	0	0	0	677,210	485,060	677,210
Randich	0	0	0	0	386,080	273,230	386,080
Lingafelter	0	0	0	0	352,390	251,740	352,390
Biggart	0	0	0	0	89,975	0	89,975
Total Potential Payments Upon Termination or Change in Control
Klein	5,093,684	0	0	5,093,684	22,610,996	18,601,097	49,114,903
Wyatt	2,282,028	0	0	2,282,028	9,436,366	6,453,947	10,307,850
Randich	1,336,184	0	0	1,336,184	5,209,870	6,496,498	8,751,083
Lingafelter	1,247,936	0	0	1,247,936	5,563,461	4,650,346	18,101,216
Biggart	1,214,286	0	0	1,214,286	1,862,355	494,136	2,481,403

(1)	This table assumes the specified termination events occurred on December 31, 2014. The value of the equity that will vest or be settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 31, 2014 ($45.27 per share).

(2)	None of the NEOs qualified for retirement treatment under any of the Company’s compensation programs as of December 31, 2014.

(3)	The amounts reported in this column for options include the value of unvested stock options that would have accelerated in the event of a qualifying termination following a change in control.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(5)	The amounts reported in the “Death” column reflect the value of the unvested stock options that would have accelerated. The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the vesting schedule.

2014 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Agreements”) with each NEO. Under the terms of the Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment. The severance benefits under the Agreements consist of:

•

an amount equal to a multiple (2 years for Mr. Klein and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

The Agreements also contain various restrictive covenants, including a one-year non-solicitation provision, a non-disparagement provisions, and a one-year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination following a change in control. The Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or operating company) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Klein is terminated within 2 years following a change in control, Mr. Klein’s multiple is increased from 2 years to 3 years. In the event of termination within 2 years following a change in control of any of the other NEOs, the multiple is increased from 1.5 years to 2 years. The Agreements do not allow for excise tax gross-ups on these amounts.

Treatment of Equity Awards Following a Termination. The LTIP provides for the payment or vesting of equity awards upon termination of employment by reason of death, disability or retirement of any participant, including the NEOs.

Treatment of Stock Options Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Unvested stock options will be forfeited.
Termination for Cause	All stock options (vested and unvested) will be forfeited.
Death	Unvested stock options vest.
Disability	Unvested stock options continue to vest according to the vesting schedule as long as long as the executive was employed for one (1) year following the grant date.
Retirement	Unvested stock options vest as long as the executive was employed for one year following the grant date.*
*	The executives will forfeit any unvested stock options granted on October 4, 2011 upon retirement.

Treatment of RSUs Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding RSUs will be forfeited.
Termination for Cause	Outstanding RSUs will be forfeited.
Death	Outstanding RSUs vest.
Disability	Outstanding RSUs continue to vest according to the vesting schedule as long as the executive was employed for one (1) year following the grant date.
Retirement	Outstanding RSUs vest as long as the executive was employed for one (1) year following the grant date.*
*	The executives will forfeit any unvested RSUs granted on October 4, 2011 upon retirement.

2014 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of PSAs Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding PSAs are forfeited.
Termination for Cause	Outstanding PSAs are forfeited.
Death	Executive receives a payout at the end of the performance period based on actual Company performance, prorated for the time the executive was alive during the performance period.
Disability and Retirement	Executive receives a payout at the end of the performance period based on actual Company performance, prorated for the time the executive was actively employed during the performance period, as long as holder was employed for one (1) year following the grant date.

Treatment of Equity In the Event of a Change In Control*
Award	Treatment
Stock Options	Following a change in control, stock options become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason.
RSUs	Following a change in control, RSUs become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason.
PSAs	Following a change in control, if the executive is terminated by the Company without Cause or by the NEO for Good Reason, the executive receives a prorated award based upon the elapsed portion of the performance period and assuming that target performance was achieved.
*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

Retirement Benefits. Upon termination of employment, participants in the Savings Plans and the non-qualified supplemental retirement plans may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 39 of this Proxy Statement lists each NEO’s balance under the applicable non-qualified supplemental retirement plans as of the last fiscal year end. The tax-qualified defined benefit pension plans and non-qualified supplemental retirement plans maintained by Fortune Brands and Moen provide pension benefits upon retirement (as defined in the plans). The Pension Benefits table on page 37 of this Proxy Statement and the narrative and footnotes that follow it provide additional detail on the amount and terms of these pension benefits.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	9,914,115	$13.39	7,985,893
Equity compensation plans not approved by security holders	0	n/a	0
Total	9,914,115	$13.39	7,985,893

(1)	As of December 31, 2014, the number of securities to be issued upon the exercise of outstanding stock options was 7,879,778, upon the payment of performance shares was 595,700 and upon the vesting of restricted stock awards was 842,937.

(2)	Share available for issuance under the Company’s Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/governance.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2015.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters that are required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard No. 16, Communications with Audit Committees. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2014.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

AUDIT COMMITTEE MATTERS (CONTINUED)

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2014 was PricewaterhouseCoopers LLP (“PwC”). All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2014 and 2013 are set forth in the table below:

Type of Fee	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees(1)	$2,781,000	$2,506,000
Audit-Related Fees	$0	$0
Tax Fees(2)	$281,000	$206,000
All Other Fees(3)	$77,000	$2,000

(1)	For both 2014 and 2013, “Audit Fees” represented the aggregate fees billed by PwC in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-K and Form 10-Q filings.

(2)	For both 2014 and 2013, “Tax Fees” represented services which included tax compliance, tax consulting, customs and transfer pricing services.

(3)	For 2014, “All Other Fees” included fees for an actuarial review of health and welfare plans and for both 2014 and 2013 it included advisory services related to licensing an accounting research tool.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2014 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
                 ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2015 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors and the Audit Committee recommend that you vote FOR Item 2.

ITEM 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say-on-Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote should be held.

The Board believes that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

•	Creates and reinforces a pay-for-performance culture;
•	Aligns management’s interests with those of the Company’s stockholders;
•	Attracts, retains and motivates superior talent through competitive compensation; and
•	Provides incentive compensation that promotes performance without encouraging excessive risk.

The Company asks that you indicate your approval of the compensation paid to our named executive officers in 2014, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

For the reasons discussed above and in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Item 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 2, 2015 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director (including the nominees), (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

JPMorgan Chase & Co.(2)	21,376,470	13.5%
BlackRock, Inc.(3)	10,410,216	6.6%
The Vanguard Group(4)	9,554,522	6.05%
Standard Life Investments Ltd.(5)	9,476,437	6.0%
Artisan Partners Limited Partnership(6)	9,110,927	5.8%
Robert K. Biggart	11,781	*
Richard A. Goldstein	25,111	*
Ann F. Hackett(7)	22,798	*
Christopher J. Klein	1,481,227	*
David B. Lingafelter(8)	568,979	*
A. D. David Mackay(9)	62,611	*
John G. Morikis(10)	22,350	*
David M. Randich	272,732	*
David M. Thomas(11)	32,701	*
Ronald V. Waters, III	21,937	*
Norman H. Wesley(12)	86,707	*
E. Lee Wyatt, Jr. (13)	507,813	*
Directors and executive officers as a group (16 persons)(14)	3,423,694	2.15%
*	Less than 1%

(1)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days after March 2, 2015:

Name	Number of Shares
Robert K. Biggart	6,967
Richard A. Goldstein	0
Ann F. Hackett	0
Christopher J. Klein	1,019,797
David B. Lingafelter	529,269
A. D. David Mackay	0
John G. Morikis	0
David M. Randich	187,434
Ronald V. Waters, III	0
Norman H. Wesley	0
E. Lee Wyatt, Jr.	299,368

(2)

In a report filed by JPMorgan Chase & Co. and its wholly owned subsidiaries (collectively, “JPMorgan”), on Schedule 13G/A filed on January 14, 2015, JPMorgan disclosed that as of December 31, 2014, it had sole voting power over 20,041,647 shares, shared voting power over 357,617 shares, sole dispositive power over 21,002,116 shares, and shared dispositive power over 374,354 shares. The principal business address of JPMorgan is 270 Park Avenue, 30th Floor, New York, New York 10017.

(3)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on February 9, 2015, BlackRock disclosed that as of December 31, 2014, it had sole voting power over 9,765,448 shares, shared voting power over no shares, sole dispositive power over 10,410,216 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 40 East 52nd Street, New York, New York, 10022.

(4)	In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 10, 2015, Vanguard disclosed that as of December 31, 2014, it had sole voting power over 107,803 shares, shared voting power over no shares, sole dispositive power over 9,461,319 shares, and shared dispositive power over 93,203 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(5)	In a report filed by Standard Life Investments Ltd. (“Standard Life”) on Schedule 13G filed on February 17, 2015, Standard Life disclosed that as of December 31, 2014, it had sole voting power over 9,476,437 shares, shared voting power over 0 shares, sole dispositive power of 9,476,437 shares, and shared dispositive power over 0 shares. The principal business of Standard Life is One George Street, Edinburgh EH 2LL, United Kingdom.

(6)	In a report filed by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. (collectively, “Artisan”), on Schedule 13G filed on January 30, 2015, Artisan disclosed that as of December 31, 2014, it had sole voting power over 0 shares, shared voting power over 8,616,417 shares, sole dispositive power over 0 shares, and shared dispositive power over 9,110,927 shares. The principal business address of Artisan is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(7)	Includes 20,011 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board.

(8)	Includes 609 shares held in the Fortune Brands stock fund in the Company’s Retirement Savings Plan.

(9)	Includes 8,000 shares held by a trust for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares, as well as 5,000 shares held by Mr. Mackay’s spouse.

(10)	Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board.

(11)	Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board. Also includes 2,450 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(12)	Includes 67,723 shares held by a trust for which Mr. Wesley has sole investment power; however, he disclaims beneficial ownership of such shares.

(13)	Includes 16,033 shares held by a Mr. Wyatt’s spouse. Also includes 60,750 shares held by a trust for which Mr. Wyatt has sole investment power; however, he disclaims beneficial ownership of such shares.

(14)	The table includes 2,275,429 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 2, 2015. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our directors and officers that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2014.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2016 Annual Meeting, or (ii) propose business for consideration at the 2016 Annual Meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after December 30, 2015 but no later than January 29, 2016 for the 2016 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2016 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 11, 2015.

Copies of the Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly brought before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2015 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by SEC rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of the Notice to the beneficial owners of our stock and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our proxy solicitor, our officers or our employees may solicit proxies by telephone, facsimile or in person. In addition, we have retained Innisfree M&A Incorporated to aid in soliciting proxies for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received in response to the Notice and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or set of proxy materials for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will assume that you have consented, and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice, or if you wish to receive individual copies of the Notice or our proxy materials for future meetings, we will send a copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the Proxy Committee (or their substitutes) will vote the shares they represent in accordance with the recommendation of the Board.

March 3, 2015

APPENDIX A

RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME BEFORE CHARGES/GAINS TO GAAP OPERATING INCOME (In millions) (Unaudited)
	For the twelve months ended
	December 31, 2014	December 31, 2013	$ change	% change

CABINETS
Operating income before charges/gains(a)	$138.3	$120.6	$17.7	15
Restructuring charges (b)	(0.4)	(2.2)	1.8	82
Other charges (b)
Cost of products sold	—	(0.1)	0.1	100
Asset impairment charge	—	(21.2)	21.2	100
Operating income (GAAP)	$137.9	$97.1	$40.8	42

PLUMBING
Operating income before charges/gains(a)	$260.2	$229.7	$30.5	13
Restructuring charges (b)	(0.5)	(0.6)	0.1	17
Other charges (b)
Cost of products sold	(0.2)	(0.6)	0.4	67
Selling, general and administrative expenses	(0.6)	(0.2)	(0.4)	(200)
Operating income (GAAP)	$258.9	$228.3	$30.6	13

DOORS
Operating income before charges/gains(a)	$29.2	$15.3	$13.9	91
Operating income (GAAP)	$29.2	$15.3	$13.9	91

SECURITY
Operating income before charges/gains(a)	$59.2	$55.4	$3.8	7
Restructuring charges (b)	(4.1)	—	(4.1)	(100)
Other charges (b)
Cost of products sold	(5.7)	—	(5.7)	(100)
Operating income (GAAP)	$49.4	$55.4	$(6.0)	(11)

CORPORATE
Corporate expense before charges/gains(a)	$(56.2)	$(68.0)	$11.8	17
Restructuring charges (b)	(2.0)	—	(2.0)	(100)
Defined benefit plan actuarial losses (b)	(13.7)	(5.1)	(8.6)	(169)
Corporate expense (GAAP)	$(71.9)	$(73.1)	$1.2	2

FORTUNE BRANDS HOME & SECURITY
Operating income before charges/gains(a)	$430.7	$353.0	$77.7	22
Restructuring charges (b)	(7.0)	(2.8)	(4.2)	(150)
Other charges (b)
Cost of products sold	(5.9)	(0.7)	(5.2)	(743)
Selling, general and administrative expenses	(0.6)	(0.2)	(0.4)	(200)
Asset impairment charge	—	(21.2)	21.2	100
Defined benefit plan actuarial losses (c)	(13.7)	(5.1)	(8.6)	(169)
Operating income (GAAP)	$403.5	$323.0	$80.5	25

APPENDIX A (Continued)

(a) Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges, asset impairment charges and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(b) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such charges or gains may include losses on disposal of inventories, trade receivables allowances from exiting product lines, accelerated depreciation resulting from the closure of facilities, and gains and losses on the sale of previously closed facilities.

(c) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in operating income to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our operating income before charges/gains reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from operating income before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our operating income as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our operating income that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended		Year Ended
	December 31, 2014		December 31, 2013
	%	$	%	$
Actual return on plan assets	9.8%	$52.0	15.2%	$74.6
Expected return on plan assets	7.4%	42.2	7.8%	41.8
Discount rate at December 31:
Pension benefits	4.2%		5.0%
Postretirement benefits	3.5%		4.3%

APPENDIX A (CONTINUED)

APPENDIX A (CONTINUED)

DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION

	2014	2013	% Change
Earnings Per Common Share - Diluted
Diluted EPS Before Charges/Gains	$1.74	$1.37	27%

Restructuring and other charges	(0.05)	(0.02)	(150)%
Asset impairment charges	(0.01)	(0.12)	92%
Defined benefit plan actuarial losses	(0.05)	(0.02)	(150)%
Tax item	0.01	-	100%

Diluted EPS - Continuing Operations	$1.64	$1.21	36%

Diluted EPS before charges/gains is income from continuing operations, net of tax, less noncontrolling interests calculated on a diluted per-share basis excluding restructuring and other charges, asset impairment charges, tax items, and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

For the twelve months ended December 31, 2014, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $13.5 million ($8.4 million after tax or $0.05 per diluted share) of restructuring and other charges, a tax benefit resulting from the write off of our investment in an international subsidiary of $1.6 million ($1.6 million after tax or $0.01 per diluted share), an asset impairment charge of $1.6 million ($1.0 million after tax or $0.01 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $13.7 million ($8.7 million after tax or $0.05 per diluted share).

For the twelve months ended December 31, 2013, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $3.7 million ($3.0 million after tax or $0.02 per diluted share) of restructuring and other charges, asset impairment charges of $27.4 million ($20.0 million after tax or $0.12 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $5.1 million ($3.3 million after tax or $0.02 per diluted share).

Reconciliation of ROIC before charges/gains to ROIC

($ in millions)

	2014					2013

	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC

GAAP	$272	/	$2,756	=	9.9%	$208	/	$2,576	=	8.1%

Restructuring and other charges and other select items	28		94			33		35

Before charges/gains	$300	/	$2,850	=	10.5%	$241	/	$2,611	=	9.2%

APPENDIX A (CONTINUED)

Return on Invested Capital - or ROIC - Before Charges/Gains is income from continuing operations, net of tax, less noncontrolling interests plus after-tax interest expense derived in accordance with GAAP excluding any restructuring and other charges and other select items divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity) excluding any restructuring and other charges and other select items.

ROIC Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP such as operating income before charges/gains, earnings per share before charges/gains, return on invested capital before charges/gains, and return on net tangible assets before charges/gains when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis. The 2014 EPS results as set forth in the CD&A were calculated on a before charges/gains basis and for the purpose of determining the 2014 annual cash incentive awards and the 2012-2014 performance share awards, were adjusted for the impact of foreign exchange. The 2014 ROIC results as set forth in the CD&A were calculated on a before charges/gains basis and represents income from continuing operations, net of tax, less noncontrolling interests plus after-tax interest expense derived in accordance with GAAP, excluding any restructuring and other charges and other select items, divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity), excluding any restructuring and other charges and other select items. The 2014 OI results as set forth in the CD&A were calculated on a before charges/gains basis and for the purpose of determining the 2014 annual cash incentive awards, were also adjusted for the impact of foreign exchange and other select items. The 2014 RONTA results as set forth in the CD&A were calculated on a before charges/gains basis and represents operating income derived in accordance with GAAP, excluding any restructuring and other charges and for the purpose of determining the 2014 annual cash incentive awards, were also adjusted for the impact of foreign exchange and other select items, divided by the thirteen month average of GAAP assets less intangibles, accounts payable and other non-interest bearing liabilities (i.e., Net Tangible Assets). These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

        FORTUNE BRANDS HOME & SECURITY, INC.

        ATTN: CORPORATE SECRETARY

        520 LAKE COOK ROAD

        DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81794-P59877-Z64809	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Item 1 - Election of Class I Directors:	For	Against	Abstain

1a. Ann F. Hackett	☐	☐	☐

1b. John G. Morikis	☐	☐	☐

1c. Ronald V. Waters, III	☐	☐	☐

				For	Against	Abstain

Item 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2015.				☐	☐	☐

Item 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 28, 2015

Renaissance Chicago North Shore Hotel

933 Skokie Boulevard

Northbrook, Illinois 60062

Receive Future Proxy Materials Electronically

Help Fortune Brands Home & Security make a difference by eliminating paper proxy mailings to your home or business. With your consent, we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them on-line. To participate, go to http://enroll.icsdelivery.com/fbhs and follow the prompts.

Reminder

You may vote by telephone or over the Internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote the shares on the Internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands Home & Security, Inc. Notice and Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

M81795-P59877-Z64809

The Board of Directors solicits this proxy for use at the Annual  Meeting on Tuesday, April 28, 2015.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) CHRISTOPHER J. KLEIN, ROBERT K. BIGGART and E. LEE WYATT, JR. (and any other person chosen by Messrs. Klein, Biggart or Wyatt) proxies, to vote all shares of Fortune Brands Home & Security common stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 28, 2015 at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois at 8:00 a.m. CDT, on Items 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1) and FOR Items 2 and 3.

If you participate in the Fortune Brands Home & Security Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side